Exhibit 99.1

CTC.
 C-CHIP
TECHNOLOGIES
CORPORATION

We cover your assets.

C-Chip's credit management solution attracts car dealers'
attention at the NABD convention

June 9, 2003 - C-Chip Technologies Corporation (OTCBB: CCHI) is pleased to report that its US distributor, Pay Technologies LLC ("PayTeck"), attracted significant interest for the WebTecKTM at the National Association for Buy Here, Pay Here Dealers (NABD) convention recently held in Las Vegas. Branded for PayTeck as the WebTeckTM Account Manager, C-Chip's innovative credit management tool is the only solution that is totally transparent to users, enabling credit grantors to remotely access and control their fleet of vehicle over the internet with a few mouse clicks. Currently available products to the sub-prime market require drivers to enter a code on a keypad installed in the vehicle after each payment.

James H. Krueger, PayTeck's CEO, indicated: "We are extremely pleased by the interest the WebTeckTM gathered from car dealers at the NABD convention. We left Las Vegas with over 40 strong leads each representing potential sales of between 25 to 100 units monthly. Contrary to current products designed to reduce payment delinquency, as the WebTeckTM is totally transparent to users and easy to use for credit grantors, it can address the low as well as the high end portion of the Buy Here, Pay Here (BHPH) market segment further expanding potential sales."

Stephane Solis, C-Chip's President & CEO, said: "We expect our introductory credit management solution to be quite successful in the sub-prime automotive market. It is a tool that can significantly reduce payment delinquencies while being totally transparent to drivers paying. Priced competitively and with no monthly network fees, we anticipate the demand for the WebTeckTM to be very strong within the BHPH market"

Current estimates suggest that 20 to 30 percent of North America's consumers do not meet conventional bank credit requirement. Based on about 20 million new vehicles sales and approximately 30 million used vehicle sales annually in North America, this means over 9 million units are purchased by non-bank or sub-prime customers. As consumer bankruptcies, mobility among the workforce, divorce and layoffs increase with prime lenders tightening credit criteria, the sub-prime market is expanding. Within this environment, the C-ChipTM technology offers credit grantors cost-effective solutions to control and protect assets in the hands of customers, through the ability of denying service in case of non-payment.

In itself, the BHPH market represents approximately 6,000 auto dealers in the US, accounting for about 3 million used car transactions per year. The mission of the NABD is to promote the interest of self-financed dealers throughout the US. The 2003 NABD convention attracted over 1300 attendees making the event the largest gathering of buy here, pay here dealers in the history of the industry.

About Pay Technologies LLC
Pay Technologies LLC develops and markets financial products for the used car industry throughout the USA. Pay Technologies LLC began marketing different credit management solutions in 1999 and has grown into a multi-million dollar operation. Pay Technologies LLC products offer innovative credit solutions for difficult payment collection issues. This need has grown dramatically over the years due to the rapidly increasing number of credit challenged consumers. As a large number of consumers today do not meet historical credit guidelines to qualify for normal automotive credit approval this has helped to create a ready acceptance for innovative credit management solutions.

About C-Chip Technologies Corporation
C-Chip Technologies Corporation is centering market penetration of the C-ChipTM on three specific applications; credit, security and pay-per-use management solutions for vehicles, business machines, industrial machinery and different consumer electronic products. The Company's goal is to be recognized as a leading provider of security and credit management solutions for insurance companies, lending institutions and leasing companies in the automotive market, business machine and equipment sector. Our initial marketing thrust is in North America where vehicle theft and defaulting loans are currently having a significant economic impact.

Contacts:
Stephane Solis, President & CEO C-Chip Technologies Corporation 514-337-2447 ssolis@cchiptech.com	James H. Krueger, CEO Pay Technologies LLC 216-459-0353 info@payteck.cc

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and C-Chip Technologies Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and C-Chip Technologies Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.